Exhibit 99.1

Press Release dated November 4, 2010

Brent DiGiorgio
Corporate Communications
203.338.3135 Fax: 203.338.3461
brent.digiorgio@peoples.com

FOR IMMEDIATE RELEASE

November 4, 2010

BRIAN DREYER, SENIOR EXECUTIVE VICE PRESIDENT, COMMERCIAL BANKING, TO RETIRE FROM PEOPLE’S UNITED FINANCIAL ON DECEMBER 31, 2010

BRIDGEPORT, CT – People’s United Financial, Inc. announced today that Brian Dreyer, Senior Executive Vice President, Commercial Banking, will retire effective December 31, 2010, having spent nearly 20 years at the bank. Following Dreyer’s departure, Jeffrey Tengel will assume his responsibilities. Tengel joined People’s United in February, 2010 from PNC Financial Services Group in Pittsburgh, following its acquisition of Cleveland-based National City Bank. Tengel was with National City for 24 years, ultimately serving as a member of that bank’s Executive Management Team and as Executive Vice President of Corporate Banking.

Dreyer joined People’s United in 1991 as Senior Vice President Commercial Banking with responsibility for building the bank’s Commercial & Industrial (C&I) loan portfolio. At last quarter end, People’s United’s C&I loans were $5.07 billion and the entire Commercial Banking portfolio totaled $10.6 billion. “People’s United has been fortunate to have Brian Dreyer lead its Commercial Banking efforts for the past two decades,” said Jack Barnes, President and Chief Executive Officer, People’s United Bank. “Not only has he grown the bank’s Commercial portfolio exponentially, but he has also developed a credit culture that is second to none in the industry. We wish Brian well as he begins a new, exciting chapter in his life.”

“I have a strong, capable team of highly regarded lenders and support staff, all of whom have helped me to build our strong, high-performing portfolio,” noted Dreyer. “With Jeff Tengel’s leadership, I know the team and portfolio will continue to expand, as People’s United grows in an ever-consolidating banking industry.”

People’s United Financial, a diversified financial services company with $22 billion in assets, provides commercial banking, retail and business banking, and wealth management services through a network of nearly 300 branches in Connecticut, Vermont, New Hampshire, Maine, Massachusetts and New York. Through its subsidiaries, People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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